KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2016 Third Quarter Financial Results

Company to Host Conference Call on November 11, 2016 at 8:30 a.m. ET

Kingston, NY — November 10, 2016 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended September 30, 2016.

Financial and Operational Highlights
2016 Third Quarter
(All results are compared to prior year period unless otherwise noted)

- Net income increased 47.5% to $3,460,626, or $0.43 per diluted share
- Net operating income[1] increased 39.2% to $3,301,543, or $0.41 per diluted share
- Net premiums earned increased 19.2% to $15.6 million
- Direct written premiums[1] increased 10.6%; Personal lines grew by 11.6%
- Net combined ratio of 67.4% compared to 72.8%
- Return on average common equity (annualized) of 25.1% compared to 22.1%
- Operating return on average common equity (annualized)[1] of 23.9% compared to 22.3%
- Book value per share increased to $7.16, up 19.3% over Q3 2015 and up 5.3% over Q2 2016.
- Dividend declared of $.0625 per share payable December 15th.

____

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Kingstone Announces Quarterly Dividend of $0.0625 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.0625 per share payable on December 15, 2016 to stockholders of record at the close of business on November 30, 2016. This is our 22nd consecutive quarterly dividend.

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented about the third quarter, "I am pleased to report that we posted our single most profitable quarter ever, earning $.43 per share on a fully diluted basis. Net income for the quarter was a record $3,461,000, translating into an annualized ROE of 25.1%. For the nine month period our diluted EPS was $.89 resulting in a nine months annualized ROE of 17.9%, in spite of the severe winter weather we experienced in the first quarter.

Record quarterly earnings was but one milestone achieved during the quarter. We are also pleased to report that our annualized direct written premiums[1] now exceed $100 million and our total portfolio fair value was $109 million at the end of the third quarter. We look forward to executing on our expansion plans by beginning to write business in New Jersey in early 2017.

Overall, our profitability was driven by the exceptional net loss ratio for the quarter of 32.8%, down 5.7 points from last year's 38.5%. The elimination of the commercial auto line has and will reduce the volatility in our results going forward. With the new net quota share reinsurance treaty now in place, having the same 40% ceding percentage as in the prior treaty, the quarterly comparisons will be more easily understood."

Kingstone's SVP and Chief Actuary, Ben Walden, elaborated on the loss ratio and growth rate for the quarter. "We continue to be very happy with our underwriting results. Although the third quarter is typically a good one from a loss ratio perspective, this quarter was exceptional. Changes over the last year to our underwriting guidelines, claims handling process, and targeted rate actions are having the desired impact. Claim frequency continued to improve in the third quarter of 2016, particularly in personal lines where frequency was down 20% year over year. Loss ratio trends in our commercial lines business are also favorable, as changes in our mix of business towards higher coverage levels and higher average premiums are driving improved results. We continue to close the remaining commercial auto claims at levels consistent with or lower than existing reserves, resulting in a favorable runoff of claims. Our direct written premium growth rate continues in double digits, at even more profitable levels per policy. Our combined ratio of 67.4% for the quarter is unparalleled in this competitive environment. We are making changes designed to improve not only our bottom line underwriting result but also our top line growth opportunities. We continue to pursue our expansion plan in other states, and have recently filed our initial homeowners product in New Jersey. Favorable loss ratio trends, combined with continued growth opportunities, again resulted in record-high underwriting profits this quarter."

Mr. Walden added, "Our core net loss ratio excluding severe winter weather and prior year loss development decreased 8.9 points from 42.1% to 33.2% in Q3 2016 as compared to Q3 2015. The improvement was driven by reduced claim frequency and a reduced number of large claims. Prior year loss development was slightly favorable for the quarter, but not to the level of the year ago period. There was no additional impact from Q1 2016 winter weather claims recorded this quarter. "

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(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Financial Highlights Table

Financial Highlights ($ in thousands except per share data)	Three Months Ended September 30, 2016	2015	% Change	Nine Months Ended September 30, 2016	2015	% Change
Direct written premiums*	$ 27,170	$ 24,570	10.6%	$ 76,375	$ 67,226	13.6%
Net written premiums*	$ 17,232	$ 21,337	-19.2%	$ 48,847	$ 45,347	7.7%
Net premiums earned	$ 15,646	$ 13,129	19.2%	$ 45,189	$ 34,381	31.4%
Total ceding commission revenue	$ 2,935	$ 2,644	11.0%	$ 8,274	$ 9,388	-11.9%
Net investment income	$ 709	$ 649	9.2%	$ 2,286	$ 1,850	23.6%
U.S. GAAP Net income	$ 3,461	$ 2,346	47.5%	$ 6,844	$ 5,107	34.0%
U.S. GAAP Diluted EPS	$ 0.43	$ 0.32	34.4%	$ 0.89	$ 0.69	29.0%
Comprehensive income	$ 3,341	$ 2,312	44.5%	$ 8,041	$ 4,715	70.5%
Net operating income*	$ 3,302	$ 2,372	39.2%	$ 6,445	$ 5,178	24.5%
Net operating income diluted EPS*	$ 0.41	$ 0.32	28.1%	$ 0.83	$ 0.70	18.6%
Return on average equity (annualized)	25.1%	22.1%	3 pts	17.9%	16.1%	1.8 pts
Net loss ratio	32.8%	38.5%	-5.7 pts	45.2%	49.1%	-3.9 pts
Net underwriting expense ratio	34.6%	34.3%	0.3 pts	33.8%	29.9%	3.9 pts
Net combined ratio*	67.4%	72.8%	-5.4 pts	79.0%	79.0%	0 pts
Effect of catastrophes on net combined ratio	0 pts	0.6 pts	-0.6 pts	3.1 pts	9.8 pts	-6.7 pts
Net combined ratio excluding the effect of catastrophes*	67.4%	72.2%	-4.8 pts	75.9%	69.2%	6.7 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

2016 Third Quarter Review

Net Income:

Net income increased 47.5% to $3.46 million during the three month period ended September 30, 2016, compared to net income of $2.35 million in the prior-year period. The increase can be attributed to a 19.2% increase in net premiums earned, an 11.0% increase in ceding commission revenue, a 9.2% increase in net investment income, and a 5.7% decrease in our net loss ratio, offset by an increase of 19.2% in other underwriting expenses related to premium growth and other operating expenses.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.43 per diluted share for the three months ended September 30, 2016, compared to $0.32 per diluted share for the three months ended September 30, 2015. EPS for the three month periods ended September 30, 2016 and September 30, 2015 was based on 7.97 million and 7.38 million diluted weighted average shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:

Direct written premiums[1] for the third quarter of 2016 were $27.2 million, an increase of 10.6% from $24.6 million in the prior year period. The increase is attributable to a 13.7% increase in the total number of policies in-force as of September 30, 2016 as compared to September 30, 2015.

Net written premiums[1] decreased 19.2% to $17.2 million during the three month period ended September 30, 2016 from $21.3 million in the prior year period. On July 1, 2015, the Company decreased the quota share ceding rate in its personal lines quota share treaty from 55% to 40%. This resulted in a $5.9 million return of unearned premiums from reinsurers that were previously ceded under the expiring personal lines quota share treaty. There was no change to the Company's quota share ceding rates on July 1, 2016, and no return of unearned premiums from reinsurers (in contrast with what occurred on July 1, 2015), thus creating a decrease in net written premiums in the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015.

Net premiums earned for the quarter ended September 30, 2016 increased 19.2% to $15.6 million, compared to $13.1 million in the quarter ended September 30, 2015. The increase was primarily due to the Company's continuing growth.

Net Loss Ratio:
For the quarter ended September 30, 2016, the Company's net loss ratio was 32.8%, compared to 38.5% in the prior year, an improvement of 5.7 points.

The core net loss ratio for the third quarter of 2016, excluding prior year development and severe winter weather, was 33.2%, which was 8.9 points lower than the core net loss ratio of 42.1% recorded for the comparable period in 2015. There was no impact from winter weather claims in the quarter, compared to a 0.6 point impact in the quarter ended September 30, 2015. The impact of prior year development was favorable by 0.4 points for the quarter, compared to favorable prior year development of 4.2 points for the quarter ended September 30, 2015.

Net Underwriting Expense Ratio:
For the quarter ended September 30, 2016, the ratio of other underwriting expenses to direct earned premiums was 16.2% as compared to 16.0% in the prior year period. The Company believes that utilizing the ratio of other underwriting expenses to direct earned premiums offers a consistent comparison between periods when there is a change in quota share ceding percentages.

For the quarter ended September 30, 2016, the Company's net underwriting expense ratio increased to 34.6% from 34.3% in the prior year period.

Net Combined Ratio:
Kingstone's net combined ratio was 67.4% for the three month period ended September 30, 2016, compared to 72.8% for the prior year period.

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(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $109.0 million at September 30, 2016, compared to $90.4 million at December 31, 2015. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 89.3% of total investments at September 30, 2016, and 88.0% at December 31, 2015. The Company's effective duration on its fixed-income portfolio is 4.2 years, and this measure has declined steadily over the past several quarters.

Net investment income increased 9.2% to $709,000 for the third quarter of 2016 from $649,000 in the prior year period, largely due to an increase in invested assets. The fixed income portfolio restructuring added higher quality AA+ agency-backed mortgage bonds as an asset class. This had the effect of reducing the average effective maturity and duration of our fixed income portfolio. The purchase of higher rated securities in the lower interest rate environment of the third quarter led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 4.17% at September 30, 2016 as compared to 4.81% as of September 30, 2015.

Accumulated Other Comprehensive Income (AOCI), net of tax

During the quarter ended September 30, 2016, AOCI decreased by $0.1 million to $1.7 million.

Book Value

The Company's book value per share at September 30, 2016 was $7.16, an increase of 19.3% compared to $6.00 at September 30, 2015 and a sequential quarterly increase from June 30, 2016 of 5.3%.

	30-Sep-16	30-Jun-16	31-Mar-16	31-Dec-15	30-Sep-15
Book Value Per Share	$ 7.16	$ 6.80	$ 6.32	$ 6.18	$ 6.00
% Increase from specified period to 9/30/2016		*5.3%*	*13.3%*	*15.9%*	*19.3%*

Conference Call Details

Management will discuss the Company's operations and its financial results in a conference call on Friday, November 11, 2016, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q3-2016. The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,			
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$27,170	$24,570	$ 2,600	10.6 %	$76,375	$67,226	$ 9,149	13.6 %
Assumed written premiums	(1)	13	(14)	(107.7) %	15	35	(20)	(57.1) %
Ceded written premiums	(9,937)	(3,246)	(6,691)	206.1 %	(27,543)	(21,914)	(5,629)	25.7 %
Net written premiums	17,232	21,337	(4,105)	(19.2) %	48,847	45,347	3,500	7.7 %
Change in unearned premiums	(1,586)	(8,208)	6,622	(80.7) %	(3,658)	(10,966)	7,308	(66.6) %
Net premiums earned	**$15,646**	**$13,129**	**$ 2,517**	**19.2 %**	**$45,189**	**$34,381**	**$10,808**	**31.4 %**

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

(000's except per common share amounts)	Three Months Ended September 30, 2016 Amount	Three Months Ended September 30, 2016 Diluted earnings per common share	Three Months Ended September 30, 2015 Amount	Three Months Ended September 30, 2015 Diluted earnings per common share	Nine Months Ended September 30, 2016 Amount	Nine Months Ended September 30, 2016 Diluted earnings per common share	Nine Months Ended September 30, 2015 Amount	Nine Months Ended September 30, 2015 Diluted earnings per common share
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	**$ 3,461**	**$ 0.434**	**$ 2,346**	**$ 0.318**	**$ 6,844**	**$ 0.885**	**$ 5,107**	**$ 0.693**
Net realized (gain) loss on investments	(241)		40		(605)		106	
Less tax effect on realized gains	(82)		14		(206)		35	
Net realized (gain) loss on investments, net of taxes	(159)	$(0.020)	26	$ -	(399)	$(0.052)	71	$ 0.009
Net operating income	**$ 3,302**	**$ 0.414**	**$ 2,372**	**$ 0.318**	**$ 6,445**	**$ 0.833**	**$ 5,178**	**$ 0.702**
Weighted average diluted shares outstanding	7,972,925		7,381,626		7,729,712		7,367,714	
Operating Return on Average Common Equity (Annualized) Reconciliation:								
Net income	**$ 3,461**		**$ 2,346**		**$ 6,844**		**$ 5,107**	
Average common equity	$ 55,230		$ 42,469		$ 50,973		$ 42,262	
Return on average common equity (annualized)	**25.1%**		**22.1%**		**17.9%**		**16.1%**	
Net realized (gain) loss on investments, net of taxes	$ (159)		$ 26		$ (399)		$ 71	
Average common equity	$ 55,230		$ 42,469		$ 50,973		$ 42,262	
Effect of net realized (gain) loss on investments, net of taxes, on return on average common equity (annualized)	-1.2%		0.2%		-1.0%		0.2%	
Net operating income	**$ 3,302**		**$ 2,372**		**$ 6,445**		**$ 5,178**	
Average common equity	$ 55,230		$ 42,469		$ 50,973		$ 42,262	
Operating return on average common equity (annualized)	**23.9%**		**22.3%**		**16.9%**		**16.3%**	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,			
	2016	2015	Percentage Point Change		2016	2015	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	**67.4%**	**72.2%**	**(4.8)**	**pts**	**75.9%**	**69.2%**	**6.7**	**pts**
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.0%	0.6%	(0.6)	pts	3.1%	6.1%	(3.0)	pts
Ceding commission revenue	0.0%	0.0%	-	pts	0.0%	3.7%	(3.7)	pts
Total effect of catastrophe losses	0.0%	0.6%	(0.6)	pts	3.1%	9.8%	(6.7)	pts
Net combined ratio	**67.4%**	**72.8%**	**(5.4)**	**pts**	**79.0%**	**79.0%**	**0.0**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

November 10, 2016

CONTACT:
<u>Kingstone Companies, Inc.</u>
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

November 10, 2016

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2016	2015	2016	2015
Gross written premiums:(1)				
Personal lines	$ 21,357,900	$ 19,145,024	$ 58,496,825	$ 50,346,928
Commercial lines	3,111,308	3,075,096	9,916,605	9,376,315
Commercial auto(2)	-	(42,630)	(5,023)	537,123
Livery physical damage	2,640,531	2,342,470	7,792,984	6,800,527
Other(3)	59,637	63,481	188,399	199,912
Total	$ 27,169,376	$ 24,583,441	$ 76,389,790	$ 67,260,805
Net written premiums:(1)				
Personal lines				
Excluding the effect of quota share adjustments on July 1	$ 11,893,952	$ 10,271,498	$ 32,111,287	$ 23,443,844
Return of premiums previously ceded to prior quota share treaties	-	5,866,300	-	5,866,300
Personal lines	11,893,952	16,137,798	32,111,287	29,310,144
Commercial lines	2,760,623	2,833,838	8,919,387	8,592,916
Commercial auto(2)	(105,596)	(41,136)	(110,311)	487,735
Livery physical damage	2,640,531	2,342,470	7,792,984	6,800,527
Other(3)	42,770	64,599	133,490	155,875
Total	$ 17,232,280	$ 21,337,569	$ 48,846,837	$ 45,347,197
Net premiums earned:				
Personal lines	$ 10,388,403	$ 8,171,882	$ 29,678,863	$ 20,371,281
Commercial lines	2,828,473	2,616,290	8,282,020	7,481,031
Commercial auto(2)	(105,596)	333,338	(10,567)	1,517,246
Livery physical damage	2,487,975	1,962,121	7,106,718	4,882,588
Other(3)	46,926	45,973	131,697	128,972
Total	$ 15,646,181	$ 13,129,604	$ 45,188,731	$ 34,381,118
Net loss and loss adjustment expenses:				
Personal lines	$ 2,383,297	$ 2,705,526	$ 13,069,461	$ 8,857,444
Commercial lines	1,178,963	1,339,960	3,271,253	4,638,848
Commercial auto(2)	(196,547)	8,122	(653,465)	585,658
Livery physical damage	1,236,780	666,838	3,171,434	1,796,867
Other(3)	50,615	1,821	222,596	113,621
Unallocated loss adjustment expenses	481,746	327,927	1,324,266	891,786
Total	$ 5,134,854	$ 5,050,194	$ 20,405,545	$ 16,884,224
Net loss ratio:				
Personal lines	22.9%	33.1%	44.0%	43.5%
Commercial lines	41.7%	51.2%	39.5%	62.0%
Commercial auto(2)	na	na	na	na
Livery physical damage	49.7%	34.0%	44.6%	36.8%
Other(3)	107.9%	4.0%	169.0%	88.1%
Total	32.8%	38.5%	45.2%	49.1%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" above.

2. Effective October 1, 2014, we decided to no longer accept applications for new commercial auto coverage. In February 2015, we decided to no longer offer renewals to our existing commercial auto policies beginning with those that expired on or after May 1, 2015.
3. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2016	2015	2016	2015
Revenues				
Net premiums earned	$15,646,181	$13,129,604	$ 45,188,731	$ 34,381,118
Ceding commission revenue	2,934,928	2,643,531	8,274,290	9,388,457
Net investment income	709,072	649,441	2,286,199	1,850,069
Net realized gains (losses) on investments	241,035	(40,487)	604,903	(105,718)
Other income	297,181	275,280	831,036	1,299,511
Total revenues	19,828,397	16,657,369	57,185,159	46,813,437
Expenses				
Loss and loss adjustment expenses	5,134,854	5,050,194	20,405,545	16,884,224
Commission expense	4,603,755	4,021,383	13,400,029	11,033,874
Other underwriting expenses	4,039,209	3,389,024	10,981,784	9,349,842
Other operating expenses	530,261	468,352	1,292,196	1,174,693
Depreciation and amortization	262,387	267,424	835,388	749,658
Total expenses	14,570,466	13,196,377	46,914,942	39,192,291
Income from operations before taxes	5,257,931	3,460,992	10,270,217	7,621,146
Income tax expense	1,797,305	1,115,338	3,426,298	2,513,811
Net income	3,460,626	2,345,654	6,843,919	5,107,335
Other comprehensive income (loss), net of tax				
Gross change in unrealized gains (losses) on available-for-sale-securities	60,391	(92,097)	2,418,305	(699,619)
Reclassification adjustment for (gains) losses included in net income	(241,035)	40,487	(604,903)	105,718
Net change in unrealized gains (losses)	(180,644)	(51,610)	1,813,402	(593,901)
Income tax (expense) benefit related to items of other comprehensive income (loss)	61,419	17,547	(616,557)	201,926
Other comprehensive income (loss), net of tax	(119,225)	(34,063)	1,196,845	(391,975)
Comprehensive income	$ 3,341,401	$ 2,311,591	$ 8,040,764	$ 4,715,360
Earnings per common share:				
Basic	$ 0.44	$ 0.32	$ 0.89	$ 0.70
Diluted	$ 0.43	$ 0.32	$ 0.89	$ 0.69
Weighted average common shares outstanding				
Basic	7,911,353	7,334,269	7,676,887	7,330,178
Diluted	7,972,925	7,381,626	7,729,712	7,367,714
Dividends declared and paid per common share	$ 0.0625	$ 0.0500	$ 0.1875	$ 0.1500

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,482,735 at September 30, 2016 and $5,241,095 at December 31, 2015)	$ 5,094,455	$ 5,138,872
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $78,917,448 at September 30, 2016 and $62,221,129 at December 31, 2015)	81,078,953	62,502,064
Equity securities, available-for-sale, at fair value (cost of $9,978,137 at September 30, 2016 and $8,751,537 at December 31, 2015)	10,363,702	9,204,270
Total investments	96,537,110	76,845,206
Cash and cash equivalents	12,430,687	13,551,372
Premiums receivable, net	11,516,429	10,621,655
Reinsurance receivables, net	31,212,976	31,270,235
Deferred policy acquisition costs	12,032,407	10,835,306
Intangible assets, net	1,435,000	1,757,816
Property and equipment, net	3,161,227	3,152,266
Other assets	1,153,951	1,095,894
Total assets	$ 169,479,787	$ 149,129,750
Liabilities		
Loss and loss adjustment expense reserves	$ 39,802,323	$ 39,876,500
Unearned premiums	53,763,848	48,890,241
Advance premiums	2,046,281	1,199,376
Reinsurance balances payable	3,996,426	1,688,922
Deferred ceding commission revenue	6,652,854	6,435,068
Accounts payable, accrued expenses and other liabilities	4,893,246	4,826,603
Income taxes payable	540,686	263,622
Deferred income taxes	1,115,912	672,190
Total liabilities	112,811,576	103,852,522
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,887,344 shares at September 30, 2016 and 8,289,606 at December 31, 2015; outstanding 7,912,875 shares at September 30, 2016 and 7,328,637 shares at December 31, 2015	88,873	82,896
Capital in excess of par	37,891,275	32,987,082
Accumulated other comprehensive income	1,681,065	484,220
Retained earnings	19,002,460	13,605,225
	58,663,673	47,159,423
Treasury stock, at cost, 974,469 shares at September 30, 2016 and 960,969 shares at December 31, 2015	(1,995,462)	(1,882,195)
Total stockholders' equity	56,668,211	45,277,228
Total liabilities and stockholders' equity	$ 169,479,787	$ 149,129,750